Exhibit 10.1
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 25th day of September, 2009, by and between DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company (“Landlord”) and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Lease dated as of December 4, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of December 10, 2008 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Tenant in those certain buildings located and addressed at 12780 El Camino Real (herein referred to as the “Rear Building”) and 12790 El Camino Real (herein referred to as the “Front Building”), San Diego, California (collectively, the “Buildings”). The Original Lease, as amended by the First Amendment, may be referred to herein as the “Lease.”
     B. By this Second Amendment, Landlord and Tenant desire to modify the Lease as provided herein.
     C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
A G R E E M E N T:
     1. The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the interior of Buildings (the “Premises”), all as more particularly described in the Lease. The purpose of this Amendment is to provide for the release of the Front Building from the Premises with the intent that Landlord will then market and lease the rentable space in the Front Building under direct leases with third party tenants; therefore, Paragraph 2 of the First Amendment is hereby deleted.
     2. Tenant’s Initial Release Payment. Concurrently with Tenant’s execution and delivery of this Second Amendment to Landlord (the “Release Date”), Tenant shall pay to Landlord an amount equal to Four Million Dollars ($4,000,000.00) (“Initial Release Payment”) and, upon such payment, the Premises constituting the Front Building shall no longer be part of the Premises and Tenant shall be released from all of its rights and obligations under the Lease pertaining to the Front Building except as expressly provided herein and except for Tenant’s indemnity obligations under the Lease for occurrences prior to the Release Date pertaining to the Front Building which, by their terms, expressly survive the expiration or sooner termination of the Lease pertaining to the Front Building. Tenant’s payment of the Initial Release Payment shall satisfy Tenant’s obligations in Section 3b. of the First Amendment. Upon the Release Date, the definition of “Premises” for all purposes under the Lease, as amended, shall be the interior of the Rear Building only.
     3. Tenant’s Continuing Rent Obligations. In addition to the Initial Release Payment and without limiting Tenant’s monetary and non-monetary obligations with respect to the Rear Building, Tenant shall pay to Landlord Monthly Rental for the Rear Building in the following amounts:

Period	Monthly Rental
9/1/09 — 11/30/09	$651,594.22

12/1/09 — 11/30/10	$671,142.05

12/1/10 — 7/31/11	$691,276.31
In addition to the above Monthly Rental payments, Tenant shall pay Additional Rental based upon the square footage of the Front Building and Rear Building combined through July 31, 2011 (i.e., Tenant’s Pro Rata Share will be based on both buildings even though Tenant is only leasing the Rear Building) and Tenant’s failure to do so shall be deemed a default by Tenant under the Lease for the Rear Building (entitling Landlord to exercise all of its rights and remedies under the Lease, at law and in equity). Notwithstanding the fact that the square footage of the Front Building is used to calculate Tenant’s Additional Rental, such square footage number is used solely to calculate Additional Rental, and the Front Building will no longer be a part of the “Premises” as of the Release Date and Tenant will not have any liabilities, duties or obligations associated with the Front Building (except as provided in Section 2 above). Accordingly, Section 3.c and the last sentence of Paragraph 6 of the First Amendment are hereby deleted.
     4. Rent Differential Amount Payments. Landlord and Tenant acknowledge and agree that an amount equal to Three Million Two Hundred Eighty Thousand Dollars ($3,280,000.00) is stipulated by Landlord and Tenant to represent fifty percent (50%) of the difference between (i) Tenant’s total rent payments (including Monthly Rental, Additional Rental and all other sums required to by paid by Tenant) for the Front Building from and after August 1, 2011 and for the remainder of the Term (until the December 1, 2019 scheduled Expiration Date) and (ii) the estimated rent payments that Landlord anticipates Landlord will receive from prospective tenants for lease of space in the Front Building from and after August 1, 2011 and for the remainder of the Term (until the December 1, 2019 scheduled Expiration Date) (the “Rent Differential Amount”). The outstanding balance of the Rent Differential Amount shall bear interest at the rate of seven and one-half percent (7.5%) per annum commencing as of August 1, 2011. Tenant shall pay as additional rent under the Lease and without offset, setoff or deduction, such Rent Differential Amount to Landlord in the stipulated monthly installments set forth in Schedule “1” attached hereto commencing on August 1, 2011 (payable at the same time and in the same manner as Monthly Rental is due and payable by Tenant under the Lease) for the remainder of the initial Lease Term commencing as of August 1, 2011 and continuing until the scheduled December 1, 2019 Expiration Date (the “Rent Differential Monthly Payment Amount”). Landlord and Tenant acknowledge and agree that the Rent Differential Monthly Payment Amount is the monthly amount stipulated by Landlord and Tenant equal to fifty percent (50%) of the difference between Tenant’s total monthly rent payment (including Monthly Rental, Additional Rental and all other sums required to by paid by Tenant) for the Front Building and the estimated monthly rent payments (including base rent, additional rent and all other sums) that Landlord anticipates Landlord will receive from prospective tenants for leases of space in the Front Building from August 1, 2011 until the scheduled Expiration Date discounted at seven and one-half percent (7.5%) to arrive at a net present value amount. As such, Landlord and Tenant acknowledge and agree such Rent Differential Monthly Payment Amount constitutes fifty percent (50%) of the monthly amount discounted at seven and one-half percent (7.5%) to arrive at a net present value amount that would otherwise be payable by Tenant under the Lease for the Front Building, with the remaining fifty percent (50%) amount which is not part of the Rent Differential Monthly Payment Amount to be forgiven by Landlord and referred to herein as “Monthly Rent Differential Forgiveness Amount.” Notwithstanding anything above to the contrary, in the event Tenant is in monetary default under the Lease, as modified by this Second Amendment (beyond the expiration of all applicable notice and cure periods) at any time that an outstanding balance exists of the Rent Differential Amount, then the Monthly Rent Differential Forgiveness Amount that was forgiven by Landlord shall be deemed reinstated and Tenant shall pay the Monthly Rent Differential Forgiveness Amounts to Landlord upon ten (10) days prior written notice from Landlord, which notice may be sent by Landlord to Tenant any time after Tenant is in monetary default under the Lease (beyond the expiration of all applicable notice and cure periods) even if such default is subsequently cured by Tenant. In addition, in the event of a default by Tenant under Sections 13.1(d), (f), (g) or (h) of the Original Lease or any default that results in termination of the Lease, then (and without limiting Landlord’s other rights and remedies, at law and/or in equity), the entire Monthly Rent Differential Forgiveness Amount for the entire Term of the Lease shall be deemed to be included as rent in Landlord’s claim for damages under the Lease. Notwithstanding anything above to the contrary, Tenant shall have the right, upon at least thirty (30) days prior written notice to Landlord, to prepay the then entire Rent Differential Amount to Landlord at any time after the August 1, 2011, with the prepayment amounts set forth in Schedule “1” attached hereto. In calculating the present value of the Rent Differential Amount, a seven and one-half (7.5%) discount rate shall be utilized. In addition, effective as of the date hereof, Tenant shall, within ten (10) days of Landlord’s written request, pay to Landlord fifty percent (50%) of any and all tenant improvement costs incurred by Landlord in connection with any and all new leases and lease amendments for space in the Front Building previously not leased to a third party (i.e., Tenant’s obligation is limited to subsidizing the tenant improvements for the first lease or amendment applicable to the space in the Front Building, and Tenant will have no obligation to pay for any tenant improvements for any subsequent lease or amendment of the same space in the Front Building after the initial lease or amendment of such space) greater than Sixty-Five Dollars ($65.00) per rentable square feet of the space leased under any such lease or lease amendment; provided, however, that any tenant improvement costs in excess of One Hundred Dollars ($100.00) per square foot of the premises of any such new lease or lease amendment shall require Tenant’s approval (in Tenant’s sole and absolute (but good faith) discretion). Tenant’s obligations under Sections 3 and 4 of this Second Amendment are in lieu of Tenant’s obligations in Section 3a. of the First Amendment, which is hereby deleted.
     5. Landlord’s Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, including without limitation, the Common Areas, systems and equipment, roof, and structural portions of the same, as well as the possible construction of an additional building in the Project. Tenant agrees to use its best efforts to cooperate with Landlord in connection with such Renovations. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations (including any construction noise) shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Monthly Rental; provided, however, Landlord agrees to use commercially reasonable efforts to minimize material interference with Tenant’s use of and access to the Premises as a result of such Renovations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations; provided, however, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises as a result of such Renovations.
     6. Rent Schedule. Notwithstanding anything to the contrary in the Lease or the First Amendment, commencing as of August 1, 2011, Tenant shall pay Monthly Rental in accordance with the following schedule:

Period	*Monthly Rent
08/01/11 — 11/30/11	$451,109.11

12/01/11 — 11/30/12	$464,642.38

12/01/12 — 11/30/13	$478,581.66

12/01/13 — 11/30/14	$492,939.11

12/01/14 — 11/30/15	$507,727.28

12/01/15 — 11/30/16	$522,959.10

12/01/16 — 11/30/17	$538,647.87

12/01/17 — 11/30/18	$554,807.31

Period	*Monthly Rent
12/01/18 — 11/30/19	$571,451.53

12/01/19 — 12/31/19	$588,595.07

*	Such amounts do not include the “Clause (b) Rent” payable pursuant to Paragraph 6 of the First Amendment which is $108,000.00 per month from October 1, 2008 through September 30, 2012, subject to reconciliation pursuant to the First Amendment. In addition, the above amounts do not include the Rent Differential Amount, which is calculated and payable in accordance with Section 4 and Schedule “1” of this Second Amendment.
The foregoing Monthly Rent amounts are based on 140,591 rentable square feet in the Premises, which square footage amount is subject to remeasurement in accordance with Paragraph 9 of the First Amendment, in which case the square footage amount will be adjusted in accordance with such remeasured square footage and the Monthly Rent will be appropriately adjusted as a result of such remeasurement. Notwithstanding the foregoing, the usable square footage of the Rear Building is stipulated to be 138,414, which usable square footage will not be remeasured. The Premises square footage is subject to change based solely on (i) any change in the common area load factor for the Project (based on Landlord’s alterations to the Project) after the remeasurement of the common areas in the Front Building and/or the Project are complete, and/or (ii) in the event any alterations are made to the Rear Building.
     7. Lease Clarifications. The Management Fee payable under the Lease as part of Tenant’s Operating Expenses shall be calculated based only upon the Monthly Rent payable by Tenant excluding any Clause (b) Rent or the Rent Differential Amount (except that the Management Fee shall be part of the calculation in determining the Rent Differential Amount) or any other sums paid by Tenant in connection with the termination of the Lease as to the Front Building. The last two sentences of Paragraph 13 of the First Amendment (regarding execution of an amended and restated lease) are hereby deleted in their entirety. Without limiting Tenant’s obligation to pay any future Entitlement Costs, Landlord acknowledges and agrees that all previously invoiced Entitlement Costs payable pursuant to Section 9.f have been reimbursed by Tenant.
     8. Allocation of Project Expenses. The parties acknowledge that the Rear Building is part of a multi-office building project consisting of the Front Building and the Rear Building and may also include an additional building which may be constructed by Landlord (the “Other Building”), and that certain of the costs and expenses incurred in connection with the Project (i.e. the Project Expenses) shall be shared among the Rear Building, the Front Building and/or such Other Building, while certain other costs and expenses are solely attributable to the Rear Building, the Front Building or such Other Building, as applicable. Any costs or expenses which are attributable solely to one building within the Project shall be equitably and reasonably allocated by Landlord directly to the building to which such costs or expenses relate. In addition, in the event Landlord elects, at its sole option, to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas, accessways and/or parking areas into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Project Expenses for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Rear Building, the Front Building and such Other Building on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time. Landlord hereby agrees that it will use good faith efforts to allocate costs and expenses among the buildings in the Project to the extent is it equitable to do so and as to cost or expense items which are common to all buildings, Landlord will allocate such costs among the buildings on an equitable basis taking into consideration the relative benefit of such cost or expense to each building within the Project.
     In addition, Project Expenses will in no event include any amounts which Tenant has previously paid to Landlord, including, without limitation, any items included in the Project Renovation Costs, the cost of any tenant improvements constructed in the Front Building and Entitlement Costs. Notwithstanding anything herein or in the Lease to the contrary, effective as of the date hereof, Landlord acknowledges and agrees that the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any calendar year after the 2010 calendar year shall not increase by more than five percent (5%) on an annual, cumulative and compounded basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding calendar year (including the 2010 calendar year), but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the 2010 calendar year. For purposes of this Section 8, “Controllable Expenses” shall mean all Operating Expenses except: (i) Taxes; (ii) utilities costs; (iii) insurance carried by Landlord with respect to the Project and/or the operation thereof; and (iv) wages, salaries and other compensation and benefits paid to Landlord’s employees, agents or contractors engaged in the operation, management, maintenance (including, but not limited to, janitorial and cleaning services) or security of the Building or Project, to the extent such wages, salaries and other compensation are incurred as a result of union labor or government mandated requirements including, but not limited to, prevailing wage laws and similar requirements. During the 2010 calendar year and subsequent calendar years, Operating Expenses for the Project shall be grossed up to reflect one hundred percent (100%) occupancy. Operating Expenses for the calendar year 2010 will only include expenses which are reasonable and customary for comparable projects in the Del Mar Heights submarket of San Diego.
     9. Signage. Notwithstanding anything herein or in the Lease to the contrary, Tenant’s rights to the current signage on the existing monument sign in the Project shall be deemed modified to provide that Tenant’s position on such monument sign shall be the second position at the top right or such other second position on such signage (and Landlord, at Landlord’s sole cost and expense, shall have the right, at any time after the date hereof, to modify the existing monument and relocate Tenant’s name on such monument sign to the second position thereon). Tenant’s obligation to subordinate its signage rights as stated herein is expressly conditioned on Landlord obtaining approval to have multiple listings on the monument sign. Tenant acknowledges and agrees that the first position on such monument sign (currently anticipated to be the top left position) has been granted to a proposed tenant of the Project under a signed letter of intent. Subject to Landlord’s receipt of all required governmental approvals and subject to the requirements of all applicable laws and any covenants, conditions and restrictions affecting the Project, Landlord shall use commercially reasonable efforts to redesign the existing monument sign to contain a minimum of four (4) equal size positions, but in no event shall Tenant’s sign be of lesser size of any other tenant or lesser prominence of any other tenant except the prominence of the proposed tenant of the Project under the letter of intent described above. Tenant further acknowledges and agrees that Landlord has allocated two (2) spaces on such monument sign to two (2) other prospective tenants of the Front Building (in addition to the tenant on the first position noted above). Landlord acknowledges and agrees that in the event Tenant consummates a sublease for space in the Rear Building in excess of the space leased by either of such two (2) other prospective tenants and if Tenant desires to grant signage on the monument to such subtenant, then Landlord, upon receipt of a fully executed sublease providing for such monument signage right to such subtenant, will remove the sign of such prospective tenant and place Tenant’s subtenant’s name sign on such monument sign (in place of the sign that was removed by Landlord), with Tenant having the right to effect up to two (2) subleases wherein Tenant can grant monument signage rights to such subtenants.
     10. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment. Under no circumstance will Tenant be obligated to pay a commission to CB Richard Ellis based on this Second Amendment or upon any leases or amendments in the Front Building between Landlord and third parties, and Landlord’s indemnity obligation set forth above shall apply to any claims from such broker.
     11. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.
     12. Authority. Each individual executing this Second Amendment on behalf of Tenant represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to deliver this Second Amendment and that each person signing on behalf of Tenant is authorized to do so.

     13. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
     IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company

	By:	PRISA III DMH Campus, LLC, a Delaware limited liability company, its managing member

	By:	PRISA III Investments, LLC, a Delaware limited liability company, its sole member

	By:	PRISA III REIT Operating LP, a Delaware limited partnership, its sole member

	By:	PRISA III OP GP, LLC a Delaware limited liability company, its general partner

	By:	PRISA III Fund LP, a Delaware limited partnership, its manager

	By:	PRISA III Fund GP, LLC, a Delaware limited liability company, its general partner

	By:	PRISA III Fund PIM, LLC, a Delaware limited liability company, its sole member

	By:	Prudential Investment Management, Inc., a New Jersey corporation, its sole member

	By:	/s/ Daniel J. Ryan

	Name:	Daniel J. Ryan

	Title:	Authorized Person

“TENANT”	NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

	By:	/s/ Timothy P. Coughlin

	Name:	Timothy P. Coughlin

	Title:	Vice President AND CFO

SCHEDULE “1”
RENT DIFFERENTIAL MONTHLY PAYMENT AMOUNT
The Heights @ Del Mar
Del Mar, CA
Neurocrine Second Amendment to Lease
Clause“C” Rent Amortization Table

Present Value of Clause “C” Rent	3,280,000
Annual Discount Rate	7.5%
Period {months)	101

				Rent Differential
Date	Month	Principal	Interest	Monthly Payment	Prepayment Amount
Aug-11	1	23,394.63	20,500.00	43,894.63	3,256,605.37
Sep-11	2	23,540.84	20,353.78	43,894.63	3,233,064.53
Oct-11	3	23,687.97	20,206.65	43,894.63	3,209,376.55
Nov-11	4	23,836.02	20,058.60	43,894.63	3,185,540.53
Dec-11	5	23,985.00	19,909.63	43,894.63	3,161,555.53
Jan-12	6	24,134.91	19,759.72	43,894.63	3,137,420.62
Feb-12	7	24,285.75	19,608.88	43,894.63	3,113,134.88
Mar-12	8	24,437.53	19,457.09	43,894.63	3,088,697.34
Apr-12	9	24,590.27	19,304.36	43,894.63	3,064,107.07
May-12	10	24,743.96	19,150.67	43,894.63	3,039,363.11
Jun-12	11	24,898.61	18,996.02	43,894.63	3,014,464.50
Jul-12	12	25,054.22	18,840.40	43,894.63	2,989,410.28
Aug-12	13	25,210.81	18,683.81	43,894.63	2,964,199.47
Sep-12	14	25,368.38	18,526.25	43,894.63	2,938,831.08
Oct-12	15	25,526.93	18,367.69	43,894.63	2,913,304.15
Nov-12	16	25,686.48	18,208.15	43,894.63	2,887,617.67
Dec-12	17	25,847.02	18,047.61	43,894.63	2,861,770.66
Jan-13	18	26,008.56	17,886.07	43,894.63	2,835,762.10
Feb-13	19	26,171.11	17,723.51	43,894.63	2,809,590.98
Mar-13	20	26,334.68	17,559.94	43,894.63	2,783,256.30
Apr-13	21	26,499.28	17,395.35	43,894.63	2,756,757.02
May-13	22	26,664.90	17,229.73	43,894.63	2,730,092.13
Jun-13	23	26,831.55	17,063.08	43,894.63	2.703,260.57
Jul-13	24	26,999.25	16,895.38	43,894.63	2,676,261.32
Aug-13	25	27,167.99	16,726.63	43,894.63	2,649,093.33
Sep-13	26	27,337.79	16,556.83	43,894.63	2,621,755.53
Oct-13	27	27,508.66	16,385.97	43,894.63	2,594,246.88
Nov-13	28	27,680.58	16,214.04	43,894.63	2,566,566.29
Dec-13	29	27,853.59	16,041.04	43,894.63	2,538,712.71
Jan-14	30	28,027.67	15,866.95	43,894.63	2,510,685.03
Feb-14	31	28,202.85	15,691.78	43,894.63	2,482,482.19
Mar-14	32	28,379.11	15,515.51	43,894.63	2,454,103.07
Apr-14	33	28,556.48	15,338.14	43,894.63	2,425,546.59
May-14	34	28,734.96	15,159.67	43,894.63	2,396,811.63
Jun-14	35	28,914.56	14,980.07	43,894.63	2,367,897.07
Jul-14	36	29,095.27	14,799.36	43,894.63	2,338,801.80
Aug-14	37	29,277.12	14,617.51	43,894.63	2,309,524.68
Sep-14	38	29,460.10	14,434.53	43,894.63	2,280,064.59
Oct-14	39	29,644.22	14,250.40	43,894.63	2,250,420.36
Nov-14	40	29,829.50	14,065.13	43,894.63	2,220,590.86
Dec-14	41	30,015.93	13,878.69	43,894.63	2,190,574.93
Jan-15	42	30,203.53	13,691.09	43,894.63	2,160,371.39
Feb-15	43	30,392.31	13,502.32	43,894.63	2,129,979.09
Mar-15	44	30,582.26	13,312.37	43,894.63	2,099,396.83
Apr-15	45	30,773.40	13,121.23	43,894.63	2,068,623.43
May-15	46	30,965.73	12,928.90	43,894.63	2,037,657.70
Jun-15	47	31.159.27	12,735.36	43,894.63	2,006,498.43
Jul-15	48	31,354.01	12,540.62	43,894.63	1,975,144.42
Aug-15	49	31,549.98	12,344.65	43,894.63	1,943,594.44
Sep-15	50	31,747.16	12,147.47	43,894.63	1,911,847.28
Oct-15	51	31,945.58	11,949.05	43,894.63	1,879,901.70
Nov-15	52	32,145.24	11,749.39	43,894.63	1,847,756.46
Dec-15	53	32,346.15	11,548.48	43,894.63	1,815,410.31
Jan-16	54	32,548.31	11,346.31	43,894.63	1,782,861.99
Feb-16	55	32,751.74	11,142.89	43,894.63	1,750,110.25
Mar-16	56	32,956.44	10,938.19	43,894.63	1,717,153.81
Apr-16	57	33,162.42	10,732.21	43,894.63	1,683,991.40

The Heights @ Del Mar
Del Mar, CA
Neurocrine Second Amendment to Lease
Clause“C” Rent Amortization Table

Present Value of Clause “C” Rent	3,280,000
Annual Discount Rate	7.5%
Period (months)	101

				Rent Differential
Date	Month	Principal	Interest	Monthly Payment	Prepayment Amount
May-16	58	33,369.68	10,524.95	43,894.63	1,650,621.72
Jun-16	59	33,578.24	10,316.39	43,894.63	1,617,043.47
Jul-16	60	33,788.11	10,106.52	43,894.63	1,583,255.37
Aug-16	61	33,999.28	9,895.35	43,894.63	1,549,256.09
Sep-16	62	34,211.78	9,682.85	43,894.63	1,515,044.31
Oct-16	63	34,425.60	9,469.03	43,894.63	1,480,618.71
Nov-16	64	34,640.76	9,253.87	43,894.63	1,445,977.95
Dec-16	65	34,857.27	9,037.36	43,894.63	1,411,120.68
Jan-17	66	35,075.12	8,819.50	43,894.63	1,376,045.56
Feb-17	67	35,294.34	8,600.28	43,894.63	1,340,751.21
Mar-17	68	35,514.93	8,379.70	43,894.63	1,305,236.28
Apr-17	69	35,736.90	8,157.73	43,894.63	1,269,499.38
May-17	70	35,960.26	7,934.37	43,894.63	1,233,539.12
Jun-17	71	36,185.01	7,709.62	43,894.63	1,197,354.12
Jul-17	72	36,411.16	7,483.46	43,894.63	1,160,942.95
Aug-17	73	36,638.73	7,255.89	43,894.63	1,124,304.22
Sep-17	74	36,867.73	7,026.90	43,894.63	1,087,436.49
Oct-17	75	37,098.15	6,796.48	43,894.63	1,050,338.34
Nov-17	76	37,330.01	6,564.61	43,894.63	1,013,008.33
Dec-17	77	37,563.33	6,331.30	43,894.63	975,445.00
Jan-18	78	37,798.10	6,096.53	43,894.63	937,646.91
Feb-18	79	38,034.33	5,860.29	43,894.63	899,612.57
Mar-18	80	38,272.05	5,622.58	43,894.63	861,340.52
Apr-18	81	38,511.25	5,383.38	43,894.63	822,829.27
May-18	82	38,751.94	5,142.68	43,894.63	784,077.33
Jun-18	83	38,994.14	4,900.48	43,894.63	745,083.18
Jul-18	84	39,237.86	4,656.77	43,894.63	705,845.33
Aug-18	85	39,483.09	4,411.53	43,894.63	666,362.23
Sep-18	86	39,729.86	4,164.76	43,894.63	626,632.37
Oct-18	87	39,978.18	3,916.45	43,894.63	586,654.19
Nov-18	88	40,228.04	3,666.59	43,894.63	546,426.15
Dec-18	89	40,479.46	3,415.16	43,894.63	505,946.69
Jan-19	90	40,732.46	3,162.17	43,894.63	465,214.23
Feb-19	91	40,987.04	2,907.59	43,894.63	424,227.19
Mar-19	92	41,243.21	2,651.42	43,894.63	382,983.98
Apr-19	93	41,500.98	2,393.65	43,894.63	341,483.00
May-19	94	41,760.36	2,134.27	43,894.63	299,722.64
Jun-19	95	42,021.36	1,873.27	43,894.63	257,701.28
Jul-19	95	42,283.99	1,610.63	43,894.63	215,417.29
Aug-19	97	42,548.27	1,346.36	43,894.63	172,869.02
Sep-19	98	42,814.20	1,080.43	43,894.63	130,054.82
Oct-19	99	43,081.79	812.84	43,894.63	86,973.04
Nov-19	100	43,351.05	543.58	43,894.63	43,621.99
Dec-19	101	43,621.99	272.64	43.894.63	0.00